Exhibit 3.10

OPERATING AGREEMENT

OF

CLEVELAND RANGE, LLC

THIS OPERATING AGREEMENT is made and entered into as of the 29th day of September 2002, by and between SCOTSMAN GROUP INC. (the “Member”) and CLEVELAND RANGE, LLC (the “Company”).

WHEREAS, the Company has filed a Certificate of Conversion and a Certificate of Formation to convert (the “Conversion”) from a corporation into a limited liability company effective September 29, 2002; and

WHEREAS, the Member was the owner of 100% of the issued and outstanding stock of the Company prior to the Conversion; and

WHEREAS, the Member’s stock ownership of the Company has been converted into a 100% membership interest in the Company as a result of the Conversion; and

WHEREAS, the Member and the Company are hereby entering into this Operating Agreement to govern the Company following the Conversion.

NOW, THEREFORE, in consideration of the foregoing Conversion, the parties hereto agree as follows:

1.	DEFINITIONS

The following terms used in this Operating Agreement shall have the following meanings:

1.1 “Act” shall mean the Delaware Limited Liability Company Act, as amended from time to time.

1.2 “Capital Contribution” shall mean any contribution to the capital of the Company in cash or property by the Member whenever made.

1.3 “Certificate of Conversion” shall mean the Certificate of Conversion of the Company as filed with the Secretary of State of Delaware on September 25, 2002.

1.4 “Certificate of Formation” shall mean the Certificate of Formation of the Company as filed with the Secretary of State of Delaware on September 25, 2002 as amended from time to time.

1.5 “Company” shall refer to Cleveland Range, LLC.

1.6 “Entity” shall mean any general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust, foreign business organization or other business entity.

1.7 “Member” shall mean the Person who executed a counterpart of this Operating Agreement as a Member and any Person who may hereafter become a member of the Company.

1.8 “Net Profits” and “Net Losses” shall mean the income, gain, loss, deductions and credits of the Company in the aggregate or separately stated, as appropriate, as of the close of each fiscal year.

1.9 “Operating Agreement” shall mean this Operating Agreement as originally executed and as amended from time to time.

1.10 “Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such “Person,” where the context so permits.

1.11 “Reserves” shall mean funds set aside or amounts allocated to reserves which shall be maintained in amounts deemed sufficient by the Member for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company’s business.

2.	FORMATION OF THE COMPANY

2.1 Formation. The Company has been organized as a Delaware limited liability company under and pursuant to the Act effective September 29, 2002.

2.2 Name. The name of the Company is “Cleveland Range, LLC.”

2.3 Principal Place of Business. The principal place of business of the Company is 1333 East 197th Street, Cleveland, OH 44110.

2.4 Registered Office and Registered Agent The Company’s initial registered office shall be at the office of its registered agent at 2711 Centerville Road, Suite 400, Wilmington, Delaware, and the name of its initial registered agent shall be Corporation Service Company. The registered office and registered agent may be changed by the Member by filing the address of the new registered office and/or the name of the new registered agent with the Delaware Secretary of State pursuant to the Act.

2.5 Term. The term of the Company commenced upon September     , 2002 and shall continue in existence in perpetuity, or until the Company is dissolved pursuant to this Agreement or the Act.

2.6 Purpose. The business of the Company shall be to conduct any lawful business whatsoever that may be conducted by limited liability companies pursuant to the Act.

3.	MEMBER

3.1 Names and Addresses. Scotsman Group Inc. is the sole Member of the Company and its address is set forth on the signature page hereto.

3.2 Limitation of Liability. The Member’s liability shall be limited as set forth in this Agreement, the Act and other applicable law. A Member shall not be personally liable for any indebtedness, liability or obligation of the Company, except as otherwise set forth in this Agreement, the Act and any other applicable law. A Member exercising management powers or responsibilities in his or its capacity as a Member or officer, and any officer exercising such powers and responsibilities for or on behalf of the Company, shall not have personal liability to the Company or the Member for damages for any breach of duty in such capacity, provided that nothing herein shall eliminate or limit the liability of the Member or any officer of the Company if a judgment or other final adjudication adverse to him or it establishes that his or its acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or it personally gained a financial profit or other advantage to which he or it was not legally entitled or that he or it knew or should have known that a distribution to the Member violated subdivision (a) of Section 18-607 of the Act.

3.3 Events of Bankruptcy. The Member shall not cease to be a member of the Company upon the happening of any of the events listed in Section 18-304(a) or (b).

3.4 Membership Certificates. A Member’s membership interest in the Company shall be evidenced by a certificate in the form attached to this Operating Agreement and each membership interest shall be considered a security as that term is defined in §8-103(c) of the Uniform Commercial Code as enacted in the state of Delaware.

4.	MANAGEMENT OF THE COMPANY

4.1 Management of Company. The Member has the exclusive right to manage the Company’s business. Accordingly, the Member, at times acting through the officers (if any) of the Company, shall: (i) manage the affairs and business of the Company; (ii) exercise the authority and powers granted to the Company; and (iii) otherwise act in all other matters on behalf of the Company.

4.2 Execution of Documents. Any document or instrument of any and every nature, including without limitation, any agreement, contract, deed, promissory note, mortgage or deed of trust, security agreement, financing statement, pledge, assignment, bill of sale and certificate, which is intended to bind the Company or convey or encumber title to its real or personal property shall be valid and binding for all purposes if executed by the Member or any authorized officer.

4.3 Action Without Meeting. Any action required to be taken by or on behalf of the Company may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the Member.

4.4 Officers. The officers of the Company may consist of a President, one or more Vice Presidents, Secretary, Treasurer. The officers shall be appointed by the Member and shall perform such duties as are prescribed by the Member. From time to time, the Member may appoint one or more Vice Presidents or such other officers as it may determine. Any two or more offices may be held by the same person.

4.4. l President. The President shall be the chief executive and chief operating officer of the Company and shall have responsibility for the general operation of the Company. He or she shall have the authority to sign, in the name and on behalf of the Company, checks, orders, contracts, leases, notes, drafts and other documents and instruments in connection with the business of the Company.

4.4.2 Vice-President. The Vice-Presidents, during the absence or disability or refusal to act of the President, shall perform the duties and exercise the powers of the President, and shall have the same power as the President to execute documents on behalf of the Company.

4.4.3 Secretary and Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings of the Member or actions of the Member. He or she shall properly maintain and file all books, reports, statements, certificates and all other documents and records required by law, and in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him or her by the Member or the President. The Assistant Secretaries shall exercise the powers of the Secretary during that officer’s absence or inability or refusal to act.

4.4.4 Treasurer and Assistant Treasurers. The Treasurer shall have custody of the Company funds and securities. He or she shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Member. The Treasurer shall disburse the funds of the Company as may be ordered by the Member, taking proper vouchers for such disbursements, and shall surrender an account of all his or her transactions as Treasurer and the financial condition of the Company to the President or the Member as often as they require. The Treasurer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers as the Member may from time to time prescribe. The Assistant Treasurers shall exercise the power of the Treasurer during that officer’s absence or inability or refusal to act.

4.5 Term of Office. The officers shall hold office at the discretion of the Member and any officer may be removed at any time with or without cause by the Member.

5.	CONTRIBUTIONS TO THE COMPANY

5.1 Subsequent Contributions. The Member shall not be obligated to make any Capital Contributions to the Company.

5.2 Loans by Member. The Member may, but is not obligated to, loan to the Company such sums as the Member determines to be appropriate for the conduct of the Company’s business on such terms as the Member may determine.

6.	ALLOCATIONS AND DISTRIBUTIONS

6.1 Allocations of Profits and Losses. All of the Net Profits and Net Losses of the Company for each fiscal year shall be allocated to the Member.

6.2 Distributions. Distributions shall be made to the Member at such time or times as the Member shall determine in its sole discretion.

6.3 Limitation upon Distributions.

6.3.1 No distribution or return of Capital Contributions may be made and paid if prohibited by Sections 18-607 or 18-804 of the Act.

7.	DISSOLUTION AND TERMINATION

7.1 Dissolution. The Company shall be dissolved upon the occurrence of any of the following events:

7.1.1 the entry of a decree of judicial dissolution under the Act; or

7.1.2 by the written consent of the Member.

7.2 Winding Up, Liquidation and Distribution of Assets.

7.2.1 If the Company is dissolved and its affairs are to be wound up, the Member is directed to:

(1)	sell or otherwise liquidate such of the Company’s assets as may be required to discharge all liabilities of the Company, including any liabilities to the Member and establish such Reserves as may be reasonably necessary to provide for contingent liabilities of the Company; and

(2)	distribute the remaining assets to the Member, such distribution to be made either in cash or in kind, as determined by the Member.

7.2.2 Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

7.3 Articles of Dissolution. When all debts, liabilities and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed, articles of dissolution, as required by the Act, shall be executed and filed with the Delaware Secretary of State.

7.4 Effect of Filing of Articles of Dissolution. Upon the filing of articles of dissolution with the Delaware Secretary of State, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act.

The Member shall have authority to distribute any Company property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

8.	MISCELLANEOUS PROVISIONS

8.1 Choice of Law. This Operating Agreement, and its interpretation, shall be governed exclusively by its terms and by the laws of the State of Delaware (other than its conflicts of laws rules) and specifically the Act.

8.2 Amendments. This Operating Agreement may not be amended except in writing signed by the Member.

8.3 Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

8.4 Severability. If any provision of this Operating Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

8.5 Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

8.6 Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company or of the Member or any other third party.

JOINDER

The undersigned, by executing and delivering this Joinder, hereby accepts the assignment of a 100% membership interest in Cleveland Range, LLC (the “Company”) from Scotsman Group LLC and agrees to become a party to, to be bound by and to comply with the provisions of the Company’s Operating Agreement, dated September 29, 2002 (the “Agreement”), in the same manner as if the undersigned was an original signatory to the Agreement and to act as the sole member.

Accordingly, the undersigned has executed and delivered this Joinder as of the 29th day of September, 2008.

ENODIS GROUP HOLDINGS US, INC.

By:	/s/ Joel H. Horn
Name:	Joel H. Horn
Title:	Secretary